COMPLIANCE SERVICES AGREEMENT

AGREEMENT dated as of October 1, 2012 (the “Effective Date”) by and between the KraneShares Trust (the “Trust”), a Delaware statutory trust, and Cipperman Compliance Services, LLC (“CCS”), a Pennsylvania limited liability company.

WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, shares of beneficial interest in the Trust are divided into separate series (each, along with any series which may in the future be established, a “Fund,” collectively, the “Funds”);

WHEREAS, each Fund is managed and/or advised by Krane Funds Advisors, LLC (the “Adviser”) and, in certain cases, a sub-adviser (each, a “Sub-Adviser”; together, the “Sub-Advisers”), each of whom is registered under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Board of Trustees of the Trust (the “Board”) is required to implement a compliance program pursuant to Rule 38a-1 (“Rule 38a-1”) of the 1940 Act, including the designation of a chief compliance officer (the “CCO”);

WHEREAS, the Trust wishes to engage CCS to provide certain compliance services on behalf of the Trust;

WHEREAS, CCS wishes to provide such services to the Trust under the conditions set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Trust and CCS agree as follows:

I.       APPOINTMENT

A.      The Trust hereby appoints CCS to perform the compliance services described in Exhibit A attached hereto (the “Base Services”). CCS accepts such appointment and agrees to render the Base Services for the compensation herein provided, subject to the direction and control of the Trust and its management. The duties of CCS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against CCS hereunder. CCS will perform such additional services (the “Additional Services”; together with the Base Services, the “Services”) that (a) are required, in CCS’s reasonable determination and upon prior notice to the Board, to adequately implement and maintain the compliance program in accordance with Rule 38a-1 (hereinafter, “Required Additional Services”) or (b) are directed by the Board or directed by a Service Provider and approved by the Board.

B.       The Trust shall cause the Adviser and the Sub-Advisers and the Trust’s administrator, distributor, custodian, legal counsel, independent accountants, transfer agent and other service providers and agents (each, a “Service Provider”; together, the “Service Providers”) to cooperate with CCS and to provide CCS with such information, documents and advice relating as necessary and/or appropriate or as requested by CCS, in order to enable CCS to perform its duties hereunder. In connection with its duties hereunder, CCS shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to CCS by an officer or authorized representative of the Trust or any Fund (or their authorized designees). CCS shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. CCS shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust or any Service Provider until receipt of written notice thereof. At the request of CCS, each of the Trust and each of its Service Providers will certify periodically that it is in compliance with applicable federal securities laws. The Trust agrees that successful completion of the Services described in this Agreement by CCS will require the active participation and timely response by the Trust and the Service Providers to requests of CCS.

C.       Notwithstanding the appointment described herein, the Trust has and retains responsibility for all compliance matters relating to the Trust, including but not limited to compliance with all applicable provisions of the 1940 Act, including Rule 38a-1 thereunder. Additionally, the Trust acknowledges and agrees that each Service Provider has and retains responsibility for its own compliance obligations under applicable law.

II.      COMPENSATION

A.      For performing the Base Services, the Trust shall pay CCS a monthly fee in accordance with Exhibit B attached hereto. Such fee shall be payable on a monthly basis in arrears. CCS shall commence charging such fee in the month a fund is declared effective; provided, however, that in the event a fund is not declared effective within 120 days following the performance of any services hereunder in connection with the launch of a fund occurring before such fund is declared effective, the Trust shall pay CCS on a time and materials basis for all such services on a time and materials basis at CCS’s hourly rates described in Exhibit B, which amount shall be credited against future fees payable with respect to such fund in the event such fund is ultimately declared effective.

B.       For Additional Services, the Trust shall pay CCS on a time and materials basis at CCS’s hourly rates described in Exhibit B. Such fees shall be payable within 30 days of receiving an invoice.

C.       In the event that the Trust materially changes its operations or changes to applicable law would have a material effect on the Trust’s compliance program, CCS shall have the option of increasing the fees described herein upon 30 days written notice to the Trust. In such event, the Trust shall have the option to terminate this Agreement upon 60 days’ notice. In the event that the Trust does not terminate this Agreement within 30 days of receiving a notice of an increase in fees, this Agreement shall continue as described in paragraph V.A.

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D.       The Trust agrees to pay any reasonable out-of-pocket expenses in connection with the Services to be provided under this Agreement, including, without limitation, travel expenses (other than local travel), delivery charges, fax, copying and telephone charges. In certain instances, the Trust will be asked to pay the vendor directly.

E.        Amounts payable hereunder that are more than 30 days overdue shall be subject to a service charge of 1% per month.

III.     LIMITATION OF LIABILITY; INDEMNIFICATION

A.       CCS shall not be liable for any error of judgment or mistake of law or for any loss suffered in connection with the matters to which this Agreement relates, except for a loss resulting from CCS’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, CCS shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by CCS from or on behalf of the Trust or (ii) any action taken or omitted to be taken by the Trust or any past or current Service Provider. CCS may apply to the Board of Trustees or an officer or authorized representative of the Trust (or their authorized designees) at any time for instructions and may consult counsel for the Trust, or its own counsel, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and CCS shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel, accountants, or other experts.

B.        The Trust agrees to indemnify and hold harmless CCS, its employees, agents, officers, members, affiliates and nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (a “Claim”) which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable arising out of, are based on, or in any way relate to (i) CCS’s actions or omissions except to the extent a Claim resulted from CCS’s willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) CCS’s reliance on, implementation of or use of (without investigation or verification) advice, instructions, requests, directions, information, data, records and documents received by CCS from the Adviser, Board of Trustees or any Service Provider or an officer or representative thereof, (iii) any breach of any of the Trust’s obligations, representations or warranties hereunder, or (iv) any action taken or omitted to be taken by the Trust or any past or current Service Provider.

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C.        CCS agrees to indemnify and hold harmless the Trust, its employees, agents, officers, directors, affiliates and nominees (collectively, the “Indemnified Parties”) from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable as a result of third party claims, demands, actions, or suits (a “Claim”) that arise out of, are based on, or in any way relate to (i) CCS’s willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; or (ii) any breach of any of CCS’s obligations, representations or warranties hereunder.

D.        The Trust shall, to the fullest extent permitted by applicable law, indemnify the natural person designated as Chief Compliance Officer to the extent named as a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the Trust or other entity) by reason of the fact that such person serves or served as Chief Compliance Officer hereunder, against expenses (including, but not limited to, attorneys fees and costs), judgments, fines (including excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided, however, no indemnification shall be provided if a final unappealable judgment or award establishes that such person engaged in intentional misconduct or a transaction from which such person derived an improper personal benefit. Expenses incurred by the CCO in defending a threatened, pending or completed civil or criminal action, suit or proceeding shall be paid by the Trust in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Trust.

E.         In no event and under no circumstances shall CCS, its affiliates or any of its or their officers, members, agents or employees, be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this Section shall indefinitely survive the termination and/or assignment of this Agreement.

F.         Notwithstanding any other provision of this agreement, CCS’s liabilities under this Agreement, whether under contract law, tort law, warranty or otherwise shall be limited to direct damages not to exceed the amounts actually received by CCS under this agreement during the 12 months prior to the date of the action giving rise to the claim.

G.         Any person, even though also a Trustee, officer, employee, shareholder or agent of CCS, who may be or become an officer, Trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust and as such shall be indemnified as an officer of the Trust to the fullest extent permitted by law.

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IV.     INSURANCE

The Trust hereby represents that it maintains insurance coverage for the Trust, including commercially reasonable fidelity bond(s) and errors and omissions, Trustees and officers, and professional liability insurance. The Trust agrees that the designated Chief Compliance Officer provided by CCS will be named as an additional insured person under all such insurance policies and bonds. The Trust further agrees to furnish details of such coverage to CCS upon its request, including a copy of the policy, the identity of the carrier, coverage levels and deductible amounts. The Trust will notify CCS of any modification, reduction or cancellation of such coverage or of any material claims made against such coverage. CCS hereby represents that it maintains errors and omissions insurance.

V.      TERMINATION

A.        The provisions of this Agreement shall be effective on the Effective Date, shall continue in effect for a period of thirty-six (36) months (“Initial Term”) and shall continue in force for successive one year terms (each, a “Renewal Term”; each of the Initial Term and each Renewal Term shall be referred to as the “Term”), unless otherwise terminated as provided herein. Either party may terminate this Agreement at the end of the Initial Term, or at the end of any subsequent Renewal Term, by giving the other party at least sixty (60) days' prior written notice of such termination specifying the date fixed therefore. This Agreement shall also terminate with in the event of the Trust’s termination, dissolution, or deregistration. Notwithstanding the foregoing, the Trust may terminate this Agreement at any time upon payment to CCS of the amount that would have been payable for the remainder of the then current term. Notwithstanding the foregoing, the Trust may terminate this Agreement by giving CCS ninety (90) days’ prior written notice upon the acquisition of more than 25% of the equity interest in the Adviser by any non-affiliate and such non-affiliate determines to in-source the compliance services described herein.

B.         CCS may immediately terminate this Agreement in the event that the Board does not approve the performance of Required Additional Services or in the event that CCS reasonably determines that (a) a Service Provider appointed after the Effective Date hereof would have a material adverse effect on the Trust’s compliance program or (b) the Adviser, the Sub-Advisers, the Trust, or any Service Provider takes action or fails to take action that would have a material adverse effect on the Trust’s compliance program. CCS shall cooperate with the Trust to ensure an effective transition to a successor service provider to minimize disruption to the Trust.

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C.         If a party materially fails to perform its duties and obligations hereunder (a “Defaulting Party”) resulting in a material loss to another party or parties, such other party or parties (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, which such notice shall set forth with sufficient detail the nature of the breach. The Defaulting Party shall have forty-five (45) days from its receipt of notice to cure the breach. If such material breach shall not have been remedied to commercially reasonable operating standards, the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days’ written notice of such termination to the Defaulting Party. If CCS is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any rights or remedies with respect to services it performed prior to such termination, or the right of CCS to receive such compensation as may be due as of the date of termination or to be reimbursed for all reasonable and documented out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against a Defaulting Party.

D.         In the event that the Board, in the exercise of its fiduciary responsibility, determines to dismiss the CCO, CCS determines to replace the CCO, or the CCO voluntarily resigns, CCS shall have the opportunity to present a replacement CCO for Board consideration and approval. In the event that CCS is unable or unwilling to present a replacement CCO that is competent and knowledgeable regarding the federal securities laws, the Trust may either appoint its own CCO candidate and continue this Agreement or terminate this Agreement. If the Board approves the new CCO, this Agreement would continue.

E.          The Trust shall reimburse CCS, as applicable, for any reasonable out-of-pocket expenses and disbursements incurred by CCS in connection with the Services provided under this Agreement within 30 days of notification to the Trust of such out-of-pocket expenses regardless of whether such out-of-pocket expenses were incurred before or after the termination of this Agreement.

F.          No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: war, act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party. If a force majeure prevents CCS’s performance hereunder for more than thirty (30) days, the Trust may terminate this Agreement on written notice to CCS.

VI.     CONFIDENTIALITY

A.         All Confidential Information (as defined below) of one party ("Disclosing Party") in the possession of the other ("Receiving Party"), whether or not authorized, shall be held in strict confidence, and the Receiving Party shall take all steps reasonably necessary to preserve the confidentiality thereof. One party's Confidential Information shall not be used or disclosed by the other party for any purpose except as otherwise described herein or as necessary to implement or perform this Agreement, or except as required by law (provided that the other party is given a reasonable opportunity to obtain a protective order). The Receiving Party shall limit its use of and access to the Disclosing Party's Confidential Information to only those of its employees and agents whose responsibilities require such use or access. The Receiving Party shall advise all such employees and agents, before they receive access to or possession of any of the Disclosing Party's Confidential Information, of the confidential nature of the Confidential Information and require them to abide by the terms of this Agreement. The Receiving Party shall be liable for any breach of this Agreement by any of its employees or agents or any other person who obtains access to or possession of any of the Disclosing Party's Confidential Information from or through the Receiving Party.

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B.          For the purpose of this Section, "Confidential Information" shall mean all business information disclosed by one party to the other in connection with this Agreement unless it is or later becomes publicly available through no fault of the other party or it was or later is rightfully developed or obtained by the other party from independent sources free from any duty of confidentiality. Without limiting the generality of the foregoing, Confidential Information shall include CCS’s ideas, methods, algorithms, business processes, formulae and concepts used in connection with performing the Services.

VII.   NON-EXCLUSIVITY; INDEPENDENT CONTRACTOR

The services of CCS hereunder are not deemed to be exclusive. CCS may render such services and any other services to others. CCS and the CCO shall perform the services hereunder as independent contractors and not as employees of the Adviser. As independent contractors, neither CCS nor the CCO is, and neither shall represent itself or himself to third parties as being, the agent or representative of the Adviser, except as specifically set forth herein. Neither CCS nor the CCO has, and shall not represent itself or himself to third parties as having, actual or apparent power or authority to do or take any action for or on behalf of the Adviser, as its agent, representative or otherwise, except as specifically set forth herein.

VIII.  SUBCONTRACTING; STAFF RECRUITMENT

A. CCS may, at its expense, subcontract and delegate its responsibilities hereunder to third parties, subject to the prior approval by the Board of Trustees, which shall not be unreasonably withheld, and provided that CCS shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that CCS, as applicable, shall be responsible for all acts of such subcontractor as if such acts were its own. Notwithstanding the foregoing, nothing herein shall limit CCS’s right and ability to utilize independent contractors that are natural persons.

B. In the event that any CCS employee or contractor accepts a position with the Trust or any of its affiliates (including the Adviser) at any time during the term of this Agreement and for a period of one year following its termination, the Trust shall pay to CCS a placement fee equal to such person’s annual compensation in effect on the date such person accepts such position. Such fee shall be payable upon commencement of service with the Trust or its affiliate. The terms of this paragraph shall continue notwithstanding termination of this Agreement.

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IX.    REPRESENTATIONS AND WARRANTIES

Each party represents and warrants to the other party that:

1.       It is duly organized and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

2.       It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

3.       It has been in, and shall continue to be in compliance in all material respects with all laws and regulations applicable to its business and operations; and

4.       This Agreement has been duly authorized and, when executed and delivered, will constitute a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

X.     RECORDS

The books and records pertaining to the Trust which are in the possession or under the control of CCS shall be the property of the Trust. The Trust, its Board of Trustees, the officers of the Trust, and their designated representatives shall have access to such books and records at all times during CCS’s normal business hours. Upon reasonable request of the Trust, copies of any such books and records shall be provided by CCS. CCS shall preserve and maintain all books and records relating to its duties hereunder and all other books and records as CCS is required to maintain pursuant to the applicable federal securities laws.

XI.    MISCELLANEOUS

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. The section headings in this Agreement are for convenience only and shall not control or affect the meaning of any provision of this Agreement. Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to CCS shall be sent to Cipperman Compliance Services, LLC, 500 E. Swedesford Road, Suite 104, Wayne, PA 19087, and notice to the Trust shall be sent to KraneShares Trust, 1350 Avenue of the Americas, 2nd Floor, New York, New York 10019. This Agreement, together with the Exhibits attached hereto, constitutes the entire Agreement of the parties hereto. No waiver, amendment or modification of this Agreement shall be valid unless it is in writing and signed by each party hereto. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

KRANESHARES TRUST

By:	/s/ Jonathan Krane
Name: Jonathan Krane
Title: CEO

CIPPERMAN COMPLIANCE SERVICES, LLC

By:	/s/ Todd Cipperman
Name: Todd Cipperman
Title: Managing Member

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Exhibit A

Services

•	Provide a designated Chief Compliance Officer;
•	Draft, maintain, and implement the Compliance Manual and related policies and procedures;
•	Quarterly Board reporting of material compliance issues;
•	Attend 4 Board meetings per year including one in person;
•	At least annually, meet separately with the Trust’s independent Trustees;
•	Distribute the compliance manual and obtain applicable certifications;
•	Conduct the annual compliance review as required by Rule 38a-1;
•	Maintain a regulatory compliance calendar;
•	Manage delivery of privacy notices;
•	Assist the Code of Ethics process;
•	Review marketing materials for compliance with applicable SEC and FINRA rules;
•	Provide real-time advice and guidance to management or the Board with respect compliance and regulatory inquiries;
•	Conduct an onsite due diligence review of the operations of each Adviser and Sub-Adviser at least once every 24 months;
•	Review the compliance of service providers;
•	Inform personnel of compliance responsibilities;
•	Conduct two training sessions (up to 3 hours each) per year on topics (and to personnel) designated by Management or the Board; and
•	30 consulting hours per year for any other compliance service not described above, including the following:
-	Assisting operational oversight of such areas as proxy voting, anti -money laundering, portfolio compliance, record retention, trading, brokerage, fair valuation, trade errors, correspondence, and client complaints;
-	Providing regulatory advice and responding to regulatory inquiries and examinations requiring research and/or writing;
-	Responding to regulatory exams conducted by the SEC or FINRA;
-	A compliance review required within six months of the Effective Date;
-	Assisting with licensing requirements for individuals;
-	Providing compliance services to affiliates;
-	Conducting initial reviews (each, an “Initial Review”) of the Adviser or Sub-Advisers to assist the Board in determining whether such person's policies and procedures are reasonably designed to prevent violation of the Federal Securities Laws as described in Rule 38a-1(a)(2); and
-	Providing other compliance services as reasonably requested.

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Exhibit B

Fees

•	Per Adviser or Sub-Adviser: $10,000/year (includes first fund managed by Adviser or Sub-Adviser)

•	Per Portfolio: $5000/year for every additional fund managed by the same Sub-Adviser (assumes Adviser is serves as the adviser) and the Adviser (assuming no Sub-Adviser)

•	Minimum:

-	Year 1: $30,000/year
-	Year 2: $36,000/year
-	Year 3: $42,000/year
-	Thereafter: $36,000/year

•	Fee for Initial Review: $5,000. For the avoidance of doubt, the parties acknowledge that the fee for Initial Review is in addition to the Trust minimum.

Hourly Rate for Additional Services: $350

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